Exhibit 99.1

Urban Edge Properties		For additional information:
888 Seventh Avenue		Mark Langer, EVP and
New York, NY 10019		Chief Financial Officer
212-956-2556

FOR IMMEDIATE RELEASE:

Urban Edge Properties Announces Appointment of Catherine D. Rice to Board of Trustees

NEW YORK, NY, March 6, 2023 – Urban Edge Properties (NYSE: UE) announced today the appointment of Catherine D. Rice to the Company’s Board of Trustees, effective March 15, 2023.
Ms. Rice is a seasoned leader with an extensive background in the real estate and financial industries and on public company boards. Her more than thirty-five years of experience includes key management and CFO roles with public and private real estate companies and deep expertise in the public and private capital markets where she has been involved in over $50 billion of capital-raising and financial advisory transactions.
“We are thrilled to welcome Katy to our Board,” said Jeff Olson, Chairman and CEO. “She brings valuable expertise across a wide range of areas – including real estate, strategy, operations, finance and capital markets – that will be beneficial as we continue to pursue our growth strategy. We look forward to her insights and her perspective based on her experience as a real estate executive, investment banker and board member.”
Ms. Rice served as an independent Director of Store Capital (formerly NYSE: STOR) from 2017 to February 2023 when it was acquired by GIC and Oak Street and currently serves as independent Chairperson at BrightSpire Capital (NYSE: BRSP) and as an independent Director of RMG Acquisition Corp. III (NASQ: RMGCU).
From 2013 to 2016, Ms. Rice served as the Senior Managing Director and Chief Financial Officer of W.P. Carey (NYSE: WPC), one of the largest net-lease REITs, where she was responsible for financial strategy and public capital-raising initiatives and was also a member of the Operating and Investment Committees. Prior to joining W.P. Carey, she was Managing Principal at Parmenter Realty Partners from 2010 to 2012, an institutional real estate investment, management and development firm, and prior to that, served for seven years as the Chief Financial Officer of iStar Financial (NYSE: STAR), a publicly traded finance company focused on the commercial real estate industry.
Ms. Rice also has more than fifteen years of experience serving in senior roles at Merrill Lynch, Lehman Brothers and Banc of America Securities where she worked as a real estate investment banker focused on capital-raising, REIT IPO’s, public and private debt and equity offerings, and strategic advisory services. Ms. Rice received a B.A. degree from the University of Colorado and an M.B.A. from Columbia University.

ABOUT URBAN EDGE PROPERTIES
Urban Edge Properties is a NYSE listed real estate investment trust focused on managing, acquiring, developing, and redeveloping retail real estate in urban communities, primarily in the Washington, D.C. to Boston corridor. Urban Edge owns 76 properties totaling 17.2 million square feet of gross leasable area.